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                    Addendum to the Master Services Agreement

                           Voluntary Corporate Actions


Parallel Period for Glenmede
         For the period February 17, 2000 through April 17, 2000, The Glenmede Trust Company ("Glenmede") will begin communicating voluntary corporate action responses directly to The Chase Manhattan Bank N.A. ("Chase") for The Glenmede Fund, Inc. ("Glenmede Mutual Funds") serviced by Investment Company Capital Corp. ("ICCC"). During this period, Glenmede will go parallel with ICCC whereby ICCC will continue to obtain responses from Glenmede, and submit Glenmede's responses to Chase. However, in the event that ICCC fails to notify Glenmede of a voluntary corporate action and/or Chase does not receive a response from ICCC, ICCC will be held liable for no more than half of the costs to reimburse the Funds for miscommunications to Chase. ICCC will do everything possible to ensure that Glenmede is notified of voluntary corporate actions during the parallel period and that Chase receives a response from Glenmede during the transition period. Effective, April 17, 2000, Glenmede will be solely responsible for communicating voluntary corporate action responses to Chase and must copy ICCC on all communications.

         Whereas, The Glenmede Fund, Inc. and ICCC are parties to a Master Services Agreement made as of the 1st day of July, 1995 (the "Master Services Agreement"); and whereas, The Glenmede Fund, Inc. and ICCC desire to amend the Master Services Agreement and all the undersigned intend to be legally bound hereby;

         Now, therefore, it is agreed among the parties hereto as follows:

Operational Procedures for Glenmede and their sub-advisors
The advisors and subadvisors (collectively, the "Advisors") of the Glenmede Mutual Funds will be responsible for communicating voluntary corporate action responses to Chase effective April 17, 2000. Attachment A lists the Glenmede Mutual Funds and the companies responsible for responding to Chase (column labeled "Fund Manager") on voluntary corporate actions. Examples of voluntary corporate actions include but are not limited to:


Tender Offers
Exchange Offers
Optional Stock/Cash Mergers
Exercise Rights
Sale of Rights
Exercise Warrants
Sale of Warrants
Optional Stock/Cash Dividends
Dividend Reinvestments


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In addition to responding to Chase, the Advisors will inform ICCC of their response via e-mail. If there are no responses for voluntary corporate actions for a particular day, then the Advisors will e-mail ICCC indicating that no responses were given to Chase for that particular day. ICCC will not process a voluntary corporate action in the accounting records without a written/electronic response from the Advisor. The "Primary Contact" column in Attachment A list the analysts responsible for communicating voluntary corporate action responses to Chase and ICCC. All communication to ICCC relating to voluntary corporate actions will go through the corporate action analysts listed on Attachment A. ICCC will account for the voluntary corporate action (if necessary) one business day after the expiration date of the action. For Optional Stock/Cash Dividends and Dividend Reinvestments, standing instructions exist to take cash for the funds that do not have subadvisors. For the subadvised funds, ICCC will get the standing instructions from the subadvisors. ICCC will continue to monitor voluntary corporate actions. If the Advisors do not communicate a voluntary response to Chase, ICCC will assist the Advisors on a best effort basis in notification of the voluntary corporate action and in getting a response to Chase prior to the expiration date. However, ICCC will not be held liable for miscommunications that may occur between the Advisors and/or Chase.


The Advisors are not required to notify ICCC and will not be held liable for not notifying ICCC of mandatory corporate actions. Mandatory corporate actions include but are not limited to:

Stock Splits
Stock Dividends
Bonus Issues
Spin-offs
Mergers
Name, CUSIP, SEDOL, Ticker changes
Delistings

ICCC will process all mandatory corporate actions to the accounting records on the action's effective date. ICCC will copy the primary contact(s) for the particular Fund listed on Attachment A daily on all Corporate Actions that are processed by ICCC. Intending to be legally bound hereby, the undersigned have executed this Agreement as of February 17, 2000.

This addendum may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts, shall, together, constitute only one instrument.



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                                                             /s/Charles A. Rizzo
                                                                Charles A. Rizzo
                                                                        Director
                                                Investment Company Capital Corp.


                                                           /s/ Mary Ann B. Wirts
                                                               Mary Ann B. Wirts
                                                                       President
                             The Glenmede Fund, Inc. and The Glenmede Portfolios


                                                                  /s/Paul Martin
                                                                     Paul Martin
                                         Pictet International Management Limited
                          Subadvisor for the Glenmede Emerging Markets Portfolio



                                                             /s/ Jean A. Baillon
                                                                 Jean A. Baillon
                                                                  Vice President
                                                Winslow Capital Management, Inc.
                         Subadvisor for the Glenmede Small Cap. Growth Portfolio



                                                             /s/ Richard J. Pool
                                                                 Richard J. Pool
                                                   TCW Investment Management Co.
                         Subadvisor for the Glenmede Small Cap. Growth Portfolio